Exhibit 5.1

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

December 10, 2024

Eagle Point Credit Company Inc.

600 Steamboat Road, Suite 202

Greenwich, CT 06830

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Eagle Point Credit Company Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”) of a registration statement on Form N-2 (File Nos. 333-269139 and 811-22974), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on June 9, 2023 (the registration statement, as amended, at the time when it most recently became effective, including the prospectus and the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430A of the Commission under the Securities Act, being hereinafter referred to collectively as the “Registration Statement”), and the final prospectus supplement, dated December 4, 2024 (including the base prospectus filed therewith, the “Prospectus Supplement”), filed with the Commission on December 6, 2024 pursuant to Rule 424 under the Securities Act, relating to the proposed issuance by the Company of up to $115,000,000 aggregate principal amount of its 7.75% notes due 2030 (the “Notes”), including up to $15,000,000 that may be sold pursuant the underwriters’ overallotment option, to be sold to underwriters pursuant to an underwriting agreement in substantially the form filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2024 (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act, and we express no opinion herein as to any matter other than as to the legality of the Indenture (as defined below) and the Notes.

The Notes have been issued pursuant to the indenture dated as of December 4, 2015 (the “Base Indenture”), between the Company and Equiniti Trust Company, LLC (as successor in interest to American Stock Transfer & Trust Company, LLC) (the “Trustee”), as supplemented by the sixth supplemental indenture dated as of December 10, 2024 (together with Base Indenture, the “Indenture”), between the Company and the Trustee.

Eagle Point Credit Company Inc. December 10, 2024 Page 2

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Underwriting Agreement;

(iv)	the Indenture;

(v)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture;

(vi)	the Certificate of Incorporation of the Company, as amended to date;

(vii)	the Second Amended and Restated Bylaws of the Company;

(viii)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(ix)	resolutions of the board of directors of the Company (the “Board”) and resolutions approved by the pricing committee of the Board relating to, among other things, the authorization and issuance of the Notes.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons who are signatories to the documents examined by us and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company).

Eagle Point Credit Company Inc. December 10, 2024 Page 3

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that:

1.	The Indenture has been duly authorized, executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	When duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the issuance of the Notes:

(i)	the Indenture and the Notes have been duly authorized, executed and delivered by each party thereto (other than the Company);

(ii)	the terms of the Notes as established comply with the requirements of the Investment Company Act; and

(iii)	the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof.

The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (iv) requirements that a claim with respect to any debt securities denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

Eagle Point Credit Company Inc. December 10, 2024 Page 4

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. We are members of the bar of the State of New York.

This opinion letter has been prepared solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on December 10, 2024 and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP